Exhibit 14.0

                         Mile Marker International, Inc.
               Code of Ethics for Executive Officers and Managers

Introduction

The Code of Ethics (the "Code") for Executive Officers and Managers has been adopted by the Board of Directors of Mile Marker International, Inc. (the "Company") on February 12, 2004 to promote the honest and ethical conduct, proper disclosure to outside constituents, and compliance with applicable laws, rules and regulations by the Company's Executive Officers and Managers.

Applicability

The terms "Executive Officers" and "Managers" includes any executive or senior officer or manager of Mile Marker International, Inc. or its subsidiary, Mile Marker, Inc.

Principles and Practices

In performing his or her duties for the Company, each Executive Officer or Manager of the Company agrees to abide by and to promote:

1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2. Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company;
3. Compliance with rules and regulations of Federal, State and local governments;
4. Respect for confidential information acquired in the course of one's work except when otherwise legally obligated to disclose such confidential information;
5. Compliance with Federal and State insider trading rules and regulations and the Company's policy on appropriate periods when trading in the Company's securities is permitted;
6. Loyalty to the Company and avoidance of exploiting professional relationships for personal gains;
7. Compliance with all Company policies and procedures, including those applicable to employees, generally; and
8.   Accountability for adherence to the Code.

Compliance and Accountability

Violations of the Company's Code of Ethics shall be reported promptly to the Company's independent Directors on the Company's Board of Directors.

Any violations of the Company's Code of Ethics may result in disciplinary action, up to and including immediate termination.